UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 21, 2017
Facebook, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35551	20-1665019

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1601 Willow Road
Menlo Park, California	94025

(Address of Principal Executive Offices)	(Zip Code)

(650) 543-4800
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 3.03 Material Modification to Rights of Securities Holders.

On September 21, 2017, the Board of Directors (the “Board”) of Facebook, Inc. (the “Company”), following the unanimous recommendation of the Board’s Special Committee of independent directors, determined not to proceed with the filing of the amended and restated certificate of incorporation, as described in the Company’s definitive proxy statement dated June 2, 2016 (the “Proxy Statement”), and agreed to abandon the reclassification of the Company’s common stock as more fully described in Proposal Seven of the Proxy Statement and approved at the Company’s Annual Meeting of Stockholders on June 20, 2016. As a result, the Company will not proceed with the dividend of Class C capital stock or enter into a founder’s agreement with Mark Zuckerberg as described in such proposal.

Item 8.01 Other Events.

On September 22, 2017, Mr. Zuckerberg announced that he anticipates selling 35 million to 75 million shares of Facebook stock over approximately 18 months from the date of this report in order to fund the philanthropic initiatives of Mr. Zuckerberg and his wife, Priscilla Chan, in education, science and advocacy. Any sale of shares beneficially owned by Mr. Zuckerberg will be disclosed publicly in accordance with the rules established by the U.S. Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACEBOOK, INC.

Date: September 22, 2017	By:	/s/ David Kling

Name: David Kling
Title: Vice President, Deputy General Counsel and Secretary